EXHIBIT 11


STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
               NATIONAL COMPUTER SYSTEMS, INC.

                                                         YEAR ENDED JANUARY 31,
                                            ----------------------------------------------
                                              1997      1996      1995      1994      1993
                                            ======    ======    ======    ======    ======
                                                (In Thousands, Except Per Share Amounts)


PRIMARY
  Average shares outstanding                15,325    15,472    15,164    15,438    15,915
  Dilutive stock options -- based
    on the treasury stock method
    using average market price                 230       213        61        97       151
                                           -------   -------   -------   -------   -------
      TOTAL                                 15,555    15,685    15,225    15,535    16,066
                                           =======   =======   =======   =======   =======

Income from continuing operations          $13,666   $16,580   $11,281   $ 9,744   $12,444
Net income (loss)                           49,580    22,259    13,398    (2,509)   16,508
                                           =======   =======   =======   =======   =======
Income from continuing operations
  per share                                $  0.88   $  1.06   $  0.74   $  0.63   $  0.77
Net income (loss) per share                $  3.18   $  1.42   $  0.88   $ (0.16)  $  1.03
                                           =======   =======   =======   =======   =======
FULLY DILUTED
  Average shares outstanding                15,325    15,472    15,164    15,438    15,915
  Dilutive stock options -- based on
    the treasury stock method using
    the higher of year-end market
    price or average market price              302       262       148        99       164
  Assumed conversion of convertible
    subordinated debenture                      --        --        --        --        --
                                           -------   -------   -------   -------   -------
      TOTAL                                 15,627    15,734    15,312    15,537    16,079
                                           =======   =======   =======   =======   =======

Income from continuing operations          $13,666   $16,580   $11,281   $ 9,744   $12,444
Net income (loss)                           49,580    22,259    13,398    (2,509)   16,508
                                           =======   =======   =======   =======   =======
Income from continuing operations
  per share                                $  0.88   $  1.06   $  0.74   $  0.63   $  0.77
Net income (loss) per share                $  3.18   $  1.42   $  0.88   $ (0.16)  $  1.03
                                           =======   =======   =======   =======   =======
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